NEWS RELEASE

LUMENTUM ANNOUNCES APPOINTMENT TO BOARD OF DIRECTORS
Julie Johnson, Technology and Product Marketing Executive, Joins Board

Milpitas, Calif., November 8, 2017 – Lumentum Holdings Inc. (“Lumentum”) announced the appointment of Julie Johnson effective immediately. Ms. Johnson’s appointment expands the Board to seven members, six of whom are independent directors.

“The Board of Directors and I are excited to announce that Julie Johnson has joined Lumentum as a Director,” said Marty Kaplan, chairman of Lumentum’s Board of Directors. “Julie is an accomplished technology leader who brings global product management experience to the Board. Julie’s appointment significantly strengthens and adds diversity to the Board, and I look forward to working with her as we focus on positioning Lumentum for continued growth.”

“I am delighted to welcome Julie to the Board at this important time in Lumentum’s history,” said Alan Lowe, president and CEO. “Julie has managed large consumer electronics product divisions and will be an invaluable resource for me, the Board, and my executive management team as we expand our presence in consumer electronics.”

“I look forward to working with the Board of Directors and Alan to move Lumentum to the next level,” commented Julie Johnson. “I believe Lumentum has the right management team, financial resources, an excellent product portfolio and a commitment to continue to innovate to meet the evolving needs of its global customer base.”

With over 25 years of operations, product development, and technology experience, Ms. Johnson is currently the Senior Vice President Product Management at VeriFone, a global provider of technology that enables electronic payment transactions. Prior to VeriFone, Ms. Johnson was Corporate Vice President Product Management at Lenovo, a Chinese multinational technology company selling personal computers, tablet computers, smartphones, amongst others. Before Lenovo, Ms. Johnson was Corporate Vice President - Product Management at Google. Prior to Google, Ms. Johnson was Vice President of Product Management at Motorola, a global telecommunications company. Ms. Johnson received a Master of Business Administration degree from the Massachusetts Institute of Technology, and a Master degree in Materials Science and Engineering from the Massachusetts Institute of Technology. Ms. Johnson has Bachelor degree in Math and Physics from Albion College.

About Lumentum

Lumentum (NASDAQ: LITE) is a market-leading manufacturer of innovative optical and photonic products enabling optical networking and commercial laser customers worldwide. Lumentum’s optical components and subsystems are part of virtually every type of telecom, enterprise, and data center network. Lumentum’s commercial lasers enable advanced manufacturing techniques and diverse applications including next-generation 3D sensing capabilities. Lumentum is headquartered in Milpitas, California with R&D, manufacturing, and sales offices worldwide. For more information, visit www.lumentum.com.

Lumentum News Release

Contact
Investors:    Chris Coldren, 408-404-0606; investor.relations@lumentum.com
Media:        Greg Kaufman, 408-546-4593; media@lumentum.com

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